Exhibit 10.12


                              September 21, 1993

Mr. Michael Dinkins
Chief Financial Officer
Cadmus Communications Corporation
6620 West Broad Street, Suite 500
Richmond, Virginia  23230


Dear Mr. Dinkins:


            Cadmus Communications Corporation (the "Corporation") considers it essential to the best interests of its shareholders to foster the continuous employment of its key management personnel. In this connection, the Board of Directors of the Corporation (the "Board") recognizes that the possibility of a change in control of the Corporation may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders.

            The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

            In order to induce you to remain in the employ of the Corporation, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Corporation is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 2) of the Corporation.

           1.   Certain Definitions.

          (a) The "Effective Date" shall mean the first date during the Change in Control Period (as defined in Section 1(b)) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if your employment with the Corporation is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by you that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

          (b) The "Change in Control Period" shall mean the period commencing on the date hereof and ending on the second anniversary of such date;
provided, however, that commencing on the date one year after the date hereof, and on each anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Corporation shall give notice to you that the Change in Control Period shall not be so extended.


           2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Corporation, as set forth below. For purposes of this Agreement, a Change in Control shall mean:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Cadmus Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Cadmus Voting Securities"). Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by, or benefit distribution from, any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, (iv) any acquisition pursuant to any compensatory stock option or stock purchase plan for employees, or (v) any acquisition pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii), and
(iii) of Subsection (c) of this Section 2 are satisfied; or

          (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board (with his predecessor thereafter ceasing to be a member); or

          (c) Approval by the shareholders of the Corporation of the reorganization, merger, or consolidation of the Corporation unless, following such reorganization, merger, or consolidation, (i) more than 60% of the then outstanding shares of common stock and the then outstanding voting securities of the resulting corporation is then beneficially owned by all or substantially all of the beneficial owners, respectively, of the Outstanding Cadmus Common Stock and Outstanding Cadmus Voting Securities immediately prior to such reorganization, merger, or consolidation, (ii) no Person (excluding (A) the Corporation, (B) any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such reorganization, merger, or consolidation, and (C) any Person beneficially owning, immediately prior to such reorganization, merger, or consolidation, 20% or more of the Outstanding Cadmus Common Stock or Outstanding Cadmus Voting Securities, as the case may
be) beneficially owns 20% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of the resulting corporation, and (iii) at least a majority of the members of the board of directors of the resulting corporation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, or consolidation; or

          (d) Approval by the shareholders of the Corporation of (i) a complete liquidation or dissolution of the Corporation, or (ii) the sale or other disposition of all or substantially all of the assets of the Corporation other than to a corporation with respect to which, following such sale or other disposition, (A) more than 60% of the outstanding shares of common stock and the then outstanding voting securities of such corporation is beneficially owned by all or substantially all of the beneficial owners, respectively, of the Outstanding Cadmus Common Stock and Outstanding Cadmus Voting Securities immediately prior to such sale or disposition; (B) no Person (excluding (I) the Corporation, (II) any employee benefit plan (or related trust) of the Corporation or such corporation, and (III) any Person beneficially owning, immediately prior to such sale or other disposition, 20% or more of the Outstanding Cadmus Common Stock or Outstanding Cadmus Voting Securities, as the case may be) beneficially owns 20% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of such corporation, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such sale or other disposition of the assets of the corporation.


            3. Employment Period. The Corporation hereby agrees to continue, or cause to be continued, your employment with the Corporation for the period commencing on the Effective Date and ending on the second anniversary of such date (the "Employment Period").

            4.  Termination.

          (a) Your employment with the Corporation shall terminate automatically upon your death during the Employment Period.

          (b) If, as a result of your incapacity due to physical or mental illness (as determined by the Corporation), you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months (your "Disability"), the Corporation may give you written notice of its intention to terminate your employment. In such event, your employment with the Corporation shall terminate effective on the 30th day after your receipt of such notice (the "Disability Effective Date"), provided that within 30 days after your receipt of such notice you have not returned to full-time performance of your duties.

          (c) The Corporation may terminate your employment during the Employment Period for Cause. For purposes hereof, "Cause" shall mean (i) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in Section 4(e)) by you for Good Reason (as defined in Section 4(d)), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (ii) the willful engagement by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, or (iii) your conviction of a felony involving moral turpitude. For purposes of this subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation.

          (d) You may terminate your employment with the Corporation during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

          (i) the assignment to you of any duties inconsistent with the position (including status, offices, titles, and reporting requirements) or authority in the Corporation that you held immediately prior to the Change in Control, or a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control;


         (ii) a reduction by the Corporation in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

        (iii) the relocation of the Corporation's principal executive offices to a location outside the Richmond
      Metropolitan Area or the Corporation's requiring you to be based anywhere other than the Corporation's principal executive offices except for required travel on the Corporation's business to an extent substantially consistent with your present business travel obligations;

         (iv) except in the event of reasonable administrative delay, the failure by the Corporation to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due;

          (v) the failure by the Corporation to continue in effect any compensation plan in which you participate immediately prior to the Change in Control that is material to your total compensation or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as it existed at the time of the Change in Control;

         (vi) the failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the Change in Control;

        (vii) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

       (viii) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (e) hereof (and, if applicable, the requirements of Subsections (b) and (c) hereof), which purported termination shall not be effective for purposes of this Agreement.


            For purposes of this subsection, any good faith determination of "Good Reason" made by you shall be conclusive. In addition, your right to terminate your employment pursuant to this subsection shall not be affected by your incapacity due to physical or mental illness and your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

          (e) Any purported termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8. For purposes hereof, "Notice of Termination" shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

          (f) "Date of Termination" means (i) if your employment is terminated by the Corporation for Cause or is terminated by you for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if your employment is terminated by the Corporation other than for Cause or Disability, the Date of Termination shall be the date on which the Corporation notifies you of such termination, and (iii) if your employment is terminated by reason of death or Disability, the Date of Termination shall be the date of your death or the Disability Effective Date, as the case may be.

           5. Compensation upon Termination. Following a Change in Control, you shall be entitled to the following benefits upon termination of your employment provided that such termination occurs during the Employment Period:

          (a) If your employment is terminated by reason of your death during the Employment Period, this Agreement shall terminate without further obligations to your legal representatives under this Agreement, other than for
(i) payment of your Base Salary (as defined in Section 5(g) hereof) through the Date of Termination at the same rate in effect at such date, and (ii) all other amounts to which you are entitled under any compensation plan or any other plan, policy, or arrangement of the Corporation, at the time such payments are due.

          (b) During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive, until this Agreement is terminated pursuant to Section 4(b) hereof, your Base Salary (as defined in Section 5(g)) at the rate in effect at the commencement of any such period, together with all compensation payable to you under any long-term disability plan maintained by the Corporation in your name or for your benefit or other similar plan during such period. Thereafter, your benefits shall be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such program; however, your receipt of benefits under any long-term disability plan maintained by the Corporation in your name or for your benefit will not be affected by your termination under this Agreement.

          (c) If, during the Employment Period, your employment with the Corporation shall be terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation shall pay you your full Base Salary (as defined in Section 5(g)) through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

          (d) If, during the Employment Period, your employment with the Corporation shall be terminated by you for Good Reason or by the Corporation other than for Cause, death, or Disability, then you shall be entitled to the benefits provided below:

          (i) the Corporation shall pay to you your full Base Salary (as defined in Section 5(g) hereof) through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Corporation, at the time such payments are due;

         (ii) in lieu of any further salary or bonus payments to you for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you, at the time and in the manner specified in subsection (e), a severance payment (the "Severance Payment") equal to the product of (A) your Base Salary (as defined in Section 5(g) hereof), and (B) a number (the "Payment/Benefit Factor") determined by dividing by 52 the sum of (I) three times the number of full years that you have been employed by the Corporation, and
      (II) three times each $10,000 of your annual salary (that is, excluding bonus) as in effect at the Date of Termination; provided, however, that in no event shall such Payment/Benefit Factor be less than .5 nor greater than 2, and provided, further, that in no event shall such amount exceed the amount of your Base Salary (as defined in Section 5(g)), on an undiscounted basis, which you would have received had you remained in the employ of the Corporation until your "Normal Retirement Date" (as defined in the Corporation's Pension Plan (or any successor thereto) (the "Pension Plan");

        (iii) A separate lump-sum supplemental retirement benefit (the amount of such benefit shall be hereinafter referred to as the "Supplemental Retirement Amount") equal to the difference between (A) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized in determining benefit cash-outs with respect to the Corporation's Pension Plan during the 90-day period immediately preceding the Effective Date) of the benefit payable under the Pension Plan and any supplemental and/or excess benefit plan of the Corporation providing benefits for you (the "SERP") which you would receive if your employment continued at the compensation level in effect at the Date of Termination for the remainder of the Employment Period, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to you than those in effect during the 90-day period immediately proceeding the Effective Date, and (B) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized in determining benefit cash outs with respect to the Pension Plan during the 90-day period immediately preceding the Effective Date) of your actual vested benefit (paid or payable), if any, under the Pension Plan and the SERP;


         (iv)   Except as provided in (iii) above, your
      participation in, and terminating distribution and vested rights under, the Corporation's Pension Plan and other plans of deferred compensation shall be governed by the terms of those respective plans;

          (v) the Corporation shall pay to you all legal fees and expenses incurred by you as a result of such termination, including all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of
      Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to any payment or benefit provided hereunder;

         (vi) for a period of years (or portion thereof) (the "Payment Period") equal to the Payment/Benefit Factor after such termination or until your "Normal Retirement Date," whichever first occurs, the Corporation shall arrange to provide you with life, disability, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this clause (vi) shall be reduced to the extent comparable benefits are actually received by you from any source (including a subsequent employer) during such period following your termination, and any such benefits actually received by you shall be reported to the Corporation;

        (vii) you shall not be entitled to payments or benefits under this Agreement to the extent (but only to the extent) that the sum of all payments and benefits received or to be received by you in connection with a Change in Control or the termination of your employment (whether pursuant to the terms of this Agreement ("Contract Payments") or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control, or any person affiliated with the Corporation or such person (collectively with the Contract Payments, "Total Payments")) would, as determined by tax counsel selected by the Corporation, result in "Excess Parachute Payments" as defined in Section 280G of the Code. Furthermore, such payments or benefits provided to you under this Agreement shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, your net after tax benefit shall exceed your net after tax benefit if such reduction were not made. "Net after tax benefit" shall mean the sum of (A) all payments and benefits which you receive or are then entitled to receive from the Corporation that would constitute a "parachute payment" within the meaning of Section 280G of the Code, less (B) the amount of federal income taxes payable with respect to the payments and benefits described in (A) above calculated at the maximum marginal federal income tax rate for each year in which such payments and benefits shall be paid to you (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (C) the amount of excise taxes imposed with respect to the payments and benefits described in (A) above by Section 4999 of the Code; and


       (viii) for a period of twelve (12) months following such termination, the Corporation shall pay the expenses of such outplacement services as you may require, with such services to be performed by such agency as the Corporation shall designate.

          (e) The payment provided for in subsection (d)(ii), shall be made in a lump-sum not later than the 30th day following the Date of Termination. Notwithstanding anything contained in this Subsection (e) or in subsection
(d)(ii), you may elect to receive, in lieu of a lump-sum Severance Payment, the benefits described in subsection (d)(ii) in equal monthly installments commencing on the first day of the month following the Date of Termination and ending on the first to occur of (A) the first day of the last month within the Payment Period, or (B) the first day of the month in which occurs your "Normal Retirement Date";

          (f) Except as provided in subsection (d)(vi) hereof you shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

          (g) For purposes of this Agreement, your "Base Salary" shall mean the greater of (i) the annual salary and bonus paid to you by the Corporation during the fiscal year ended June 30, 1994, or (ii) the annual salary and bonus payable to you by the Corporation during the fiscal year in which a Change in Control occurs.

           6.   Successors:  Binding Agreement.

          (a) This Agreement is personal to you and without the prior written consent of the Corporation shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, your legal representatives.

          (b) This Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns.

          (c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

           7. Resolution of Disputes. If there shall be any dispute between the Corporation and you (i) in the event of any termination of your employment by the Corporation, whether such termination was for Cause, or (ii) in the event of any termination of employment by you, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by you of the existence of Good Reason was not made in good faith, the Corporation shall pay all amounts, and provide all benefits, to you and/or your family or other beneficiaries, as the case may be, that the Corporation would be required to pay or provide pursuant to Section 5(d) as though such termination were by the Corporation without Cause or by you with Good Reason; provided, however, that the Corporation shall not be required to pay any disputed amounts pursuant to this Section 7 except upon receipt of an undertaking by or on behalf of you to repay all such amounts to which you are ultimately adjudged by such court not to be entitled.

           8. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

           9.   Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (c) The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (d) Your or the Corporation's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right you or the Corporation may have hereunder, including, without limitation, your right to terminate your employment for Good Reason pursuant to Section 4(d) or the Corporation's right to terminate your employment for Cause pursuant to Section 4(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (e) You and the Corporation acknowledge that, except as may otherwise be provided under any other written agreement between you and the Corporation, your employment by the Corporation is "at will" and if, prior to the Effective Date, your employment with the Corporation terminates, then you shall have no rights under this Agreement.

          (f) Prior to the Effective Date, this Agreement may be amended, modified or terminated by the Corporation, which amendment, modification or termination shall be binding and effective without any requirement for notification of, or consent by, you. Notwithstanding the foregoing, on or after the Effective Date, this Agreement may not be amended, modified or terminated otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          10. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

            If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                    Sincerely,

                                    CADMUS COMMUNICATIONS CORPORATION


                                    By
                                    Name:
                                    Title:

Accepted and agreed to:



        Michael Dinkins







                              September 21, 1993



Michael Dinkins
Chief Financial Officer
Cadmus Communications Corporation
6620 West Broad Street, Suite 500
Richmond, Virginia  23230

Dear Mr. Dinkins:

            On September 21, 1993, you and Cadmus Communications Corporation (the "Corporation") entered into an agreement (a copy of which is attached hereto) designed to reinforce and to encourage your continued attention and dedication to your assigned duties without distraction by certain potentially disturbing circumstances arising from the possibility of a change in control of the Corporation (the "CIC Agreement"). All capitalized terms herein not otherwise defined, shall have the meanings ascribed to them in the CIC Agreement.

            Pursuant to the CIC Agreement, you are entitled to receive certain severance and other benefits in the event that, during the Employment Period and following a Change in Control of the Corporation, your employment with the Corporation shall be terminated by you for Good Reason or by the Corporation other than for Cause, death, or Disability. Those severance and other benefits are set forth in, and conclusively fixed by, the express terms of the CIC Agreements.

            The Corporation has determined, however, that it desires to augment the Severance Payment otherwise payable to you under Section 5(d)(ii) of the CIC Agreement. Specifically, the Corporation shall pay to you a separate lump-sum severance payment equal to the difference between (A) an amount equal to two times your Base Salary, and (B) the amount payable to you pursuant to
Section 5(d)(ii) of the CIC Agreement. The Corporation's intent is to provide you, by means of a combination of Section 5(d)(ii) of the CIC Agreement and this agreement, a severance payment equal to twice your Base Salary.

            The payment, if any, to be made hereunder shall be made in a lump-sum not later than the 30th day following the Date of Termination; provided, however that you may elect to receive said payment in equal monthly installments commencing on the first day of the month following the Date of Termination and ending on the first occur of (A) the first day of the last month within the Payment Period or (B) the first day of the month in which occurs your Normal Retirement Date.


            Please note that the payment, if any, to be made hereunder is subject to the "cut-back" provisions of Section 5(d)(vii) of the CIC Agreement, which provisions are expressly incorporated herein by reference. In addition, please note that this agreement will expire or terminate upon the earlier of
(i) December 31, 1996 or (ii) the expiration or termination of your CIC Agreement according or pursuant to its terms.

            If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed of this letter, which will then constitute our agreement on this subject.

                                    Sincerely,


                                    CADMUS COMMUNICATIONS CORPORATION


                                    By

Name:
Title:




Accepted and agreed to:





      Michael Dinkins